Craig K. Hubbard
Treasurer
985.801.5117
craig.hubbard@poolcorp.com

SCP POOL CORPORATION ANNOUNCES SENIOR MANAGEMENT ADDITION

_________________

COVINGTON, LA (August 6, 2004) SCP Pool Corporation (Nasdaq/NM:POOL) announced today the appointment of Mark W. Joslin as Vice President, Chief Financial Officer. The appointment will take effect on August 9, 2004.

Mr.     Joslin joins POOL from Eastman Chemical Company (NYSE:EMN), where he served as Vice President of Corporate Development since December 2002. From 1999 to 2002, Joslin held the position of Vice President and Corporate Controller for Eastman. Prior to joining Eastman, Joslin was employed as the Chief Financial Officer, Treasurer and Secretary of Lawter International (NYSE:LAW), which was acquired by Eastman in 1999. Joslin’s experience also includes previous positions at ANGUS Chemical Company, Baxter International and Arthur Andersen LLP. Mr. Joslin, who is a CPA, received a bachelor’s degree in accounting from the University of Illinois and a master’s degree in management from the J.L. Kellogg School of Management at Northwestern University.

Manuel Perez de la Mesa, President and CEO, commented, “We are pleased to have Mark join the SCP Pool management team. Mark has an outstanding track record of performance, and his experience will add strength and depth to our senior management team.”

Craig Hubbard, POOL’s current CFO, will continue to serve in the role of Treasurer and will be responsible for overseeing POOL’s internal audit, business controls, investor relations and treasury responsibilities.

Based on industry knowledge, SCP Pool Corporation believes it is the largest wholesale distributor of swimming pool supplies and related products. Currently, POOL operates 198 service centers in North America and Europe, through which it distributes more than 91,000 national brand and private label products to roughly 48,000 customers.

This news release may include “forward-looking” statements that involve risk and uncertainties. The forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially due to a variety of factors, including the sensitivity of the swimming pool supply business to weather conditions and other risks detailed in POOL’s most recent Form 10-Q filed with the Securities and Exchange Commission.